Exhibit 10.1.6

[On Black Hills Corporation Letterhead]

October 3, 2007

Michael Chesser
Chairman and Chief Executive Officer
Great Plains Energy Incorporated
1201 Walnut Street
Kansas City, Missouri 64106

Richard C. Green
Chairman, President and Chief Executive Officer
Aquila, Inc.
20 West 9th
Kansas City, Missouri 64105

Dear Mr. Chesser and Mr. Green:

In connection with the Agreement and Plan of Merger, the Asset Purchase Agreement and the Partnership Interests Purchase Agreement, each dated as of February 6, 2007, by and among Aquila, Inc. and its wholly-owned subsidiary Aquila Colorado, LLC (together “Aquila”), Great Plains Energy Incorporated and its wholly-owned subsidiary, Gregory Acquisition Corp. (together “Great Plains”), and Black Hills Corporation (“Black Hills”), the parties, in an attempt to clarify certain issues that have arisen under such agreements, hereby agree as follows:

1)
With respect to the office building located at 1815 Capital Avenue, Omaha, Nebraska, upon closing of the transactions contemplated by the Asset Purchase Agreement, Aquila shall assign to Black Hills, and Black Hills shall assume, the Office Lease dated June 15, 1987, as amended, between Aquila and MZ Nebraska Partners, and any subleases relating to such leased office space, as a part of the Purchased Assets and Assumed Obligations (as those terms are defined in the Asset Purchase Agreement).  Aquila shall retain all of its equity interests in its subsidiary, UtilCo Group Inc., a general partner in MZ Nebraska Partners.

2)
With respect to an approximately fourteen mile long, 12” pipeline known as the “Linc Line” or “PNG pipeline,” which is an intrastate natural gas pipeline connecting from an interstate natural gas pipeline to the Lincoln, Nebraska gas distribution system, at the closing of the transactions contemplated by the Asset Purchase Agreement, Aquila shall cause its subsidiary that owns such pipeline to wind-up and dissolve, and Aquila shall assign to Black Hills all of its right, title and interest in and to the PNG pipeline and all related easements, rights-of-way, franchises and equipment as a part of the Purchased Assets and Assumed Obligations (as those terms are defined in the Asset Purchase Agreement).

3)
With respect to Natural/Peoples Limited Liability Company, a Wyoming limited liability company owning a compressed natural gas fueling station in Castle Rock, Colorado in which Aquila has a 50% interest, at the closing of the transactions contemplated by the Partnership Interests Purchase Agreement, Aquila shall cause such interest to be assigned as part of the Purchased Assets and Assumed Obligations (as those terms are defined in the Partnership Interests Purchase Agreement).

4)
With respect to approximately $2.8 million in insurance proceeds available to Aquila from AEGIS for the reimbursement of future costs of remediation of environmental impacts relating to certain manufactured gas plants currently or formerly owned by Aquila (or its predecessors in interest), including manufactured gas plant sites to be acquired by Black Hills and Great Plains, each of Black Hills and Great Plains hereby acknowledges receipt of a SEC 96-1 Estimated Costs of MGP Liability as of 12/31/06 of Aquila (“MGP Spreadsheet”).  Based on the probable costs identified for each site listed in such MGP Spreadsheet, Aquila and Great Plains agree to maintain and make available $980,000 of such amount for reimbursement of remediation costs, if any, incurred by Black Hills after the date of closing of the Asset Purchase Agreement associated with the manufactured gas plants identified in the MGP Spreadsheet and located in Kansas or Iowa.  This amount would be reduced by any spending on the sites in these two states that is submitted to and paid by AEGIS prior to closing.   Any contributions from other potentially responsible parties received prior to the date of closing of the Asset Purchase Agreement for remediation costs for the manufactured gas plants identified in the MGP Spreadsheet shall be allocated to, and paid to, Black Hills, if located in Nebraska, Kansas or Iowa, and allocated to, and retained by, Aquila, if located in Missouri, upon the date of closing of the Asset Purchase Agreement.  Any contributions from other potentially responsible parties received after the date of closing of the Asset Purchase Agreement for the sites in Nebraska, Kansas or Iowa, shall be allocated to, and paid to, Black Hills, and for the sites in Missouri, shall be allocated to, and retained by, Aquila.

5)
With respect to certain software applications for which Aquila holds licenses from third parties, and without waiving or releasing any claims that any of the parties may have under the Asset Purchase Agreement or Partnership Interests Purchase Agreement, Black Hills, Aquila and Great Plains agree to work collaboratively to identify the software applications subject to licenses with third parties, and to use commercially reasonable efforts (which shall not, however, require Great Plains, Black Hills or Aquila to make any payments to licensors) to obtain the consent or approval of the licensors of such software applications toenable transfer at closing of the Asset Purchase Agreement of licenses from Aquila to Black Hills that are not contemplated to be utilized by Great Plains after the closing of the Asset Purchase Agreement.

*     *     *

If the foregoing meets with your approval, please indicate your acceptance and agreement by signing and returning the accompanying copy of this letter.

Very truly yours,

BLACK HILLS CORPORATION

/s/ Steven J. Helmers

Steven J. Helmers

Signature Page to October 3, 2007 Letter Agreement

ACCEPTED AND AGREED:

GREAT PLAINS ENERGY INCORPORATED

By:	/s/ Terry Bassham
Name:	Terry Bassham
Title:	Executive Vice President - Finance and Strategic Development and CFO

GREGORY ACQUISITION CORP.

By:	/s/ Mark G. English
Name:	Mark G. English
Title:	Secretary and Treasurer

AQUILA, INC.

By:	/s/ Richard C. Green
Name:	Richard C. Green
Title:	Chairman and Chief Executive Officer

AQUILA COLORADO, LLC

By:	/s/ Mike Cole
Name:	Mike Cole
Title:	President